Exhibit 99.1

Press Release
Brenneman Appointed President of Butterball, LLC

                                                          September 6, 2011
                                                    Shawnee Mission, Kansas

Seaboard Corporation, together with Maxwell Farms, LLC, announced today that Rod K. Brenneman has been appointed the President and Chief Executive Officer of Butterball, LLC. Seaboard Corporation owns a 50 percent non-controlling voting interest in Butterball in partnership with Maxwell Farms, LLC. In order to assume his new role with Butterball, Brenneman has stepped down as President and Chief Executive Officer of Seaboard Foods LLC, but will continue to assist in the management of Seaboard Foods for an interim period.
     Steve Bresky, President and Chief Executive Officer of Seaboard Corporation says, "Rod has done exceptionally well in developing Seaboard Foods into the business it is today, and we are excited that Rod will bring his proven management skills and business expertise to Butterball, our most recent acquisition. With his strategic and customer oriented approach, we are optimistic that Rod will bring significant value to Butterball products, the brand name and the company overall. We are also encouraged that Maxwell Farms has expressed the same optimism."
     Brenneman began his career with Seaboard Corporation in 1989, and in 2001 was named President and Chief Executive Officer of Seaboard Foods, a division of Seaboard Corporation. During his tenure at Seaboard Foods, the integrated food company has become the second largest pork producer and a top 5 pork processing company in the United States, and a leading exporter of premium pork products throughout the world.
     "I'm excited and honored to lead the iconic Butterball brand and its integrated system," says Brenneman. "With the company's world-class facilities and outstanding people, I look forward to building on the brand's well-respected reputation by adding value and bringing Butterball products to tables every day."

About Seaboard Corporation:

     Seaboard Corporation has a history dating back more than 90 years. Although the company has evolved over time through acquisitions, partnerships and internal growth, its roots are in grain and agriculturally derived products. Seaboard Corporation directly or indirectly employs more than 14,000 people worldwide and is a Fortune 500 Company with net sales of more than $4.3 billion annually. Seaboard is traded on the NYSE Amex Equities under the symbol SEB. For more information on Seaboard Corporation, visit www.seaboardcorp.com.

About Maxwell Farms, LLC:

     Maxwell Farms, LLC is an affiliated company of Goldsboro Milling Company. Headquartered in Goldsboro, N.C., Maxwell Farms, LLC owns the Maxwell family's interest in Butterball, LLC. Goldsboro Milling began in 1916 as a feed mill that sold bag feed across eastern North Carolina. It soon turned its attention to bulk feed and in 1958 began to grow turkeys. In the mid 1980's, Goldsboro Milling joined with Carroll's Foods to form Carolina Turkeys, which is now Butterball. In the late 1980's, Goldsboro Milling added swine, and today is the tenth largest swine producer in the U.S. Goldsboro Milling also invests in land and timber.

About Butterball, LLC:

     Butterball, LLC is the largest producer of turkey products in the United States. Headquartered in Garner, N.C, Butterball produces more than 1 billion pounds of turkey each year, and the company supplies its products to more than 30 countries. The industry leader has seven plants located throughout the United States.
     For more information about Butterball, visit www.butterball.com. You can also call 1-800-BUTTERBALL for answers to your most puzzling questions about turkey preparation.
                                    ###